UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  [x]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[x]	Definitive Additional Materials
[ ]	Soliciting Material under §240.14a-12

FuelCell Energy, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]	No fee required.
[ ]	Fee paid previously with preliminary materials.
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Supplement to Proxy Statement for
the Annual Meeting of Stockholders
of fuelcell energy, inc.
to be Held on May 22, 2023

This supplement dated May 10, 2023 amends and supplements the definitive proxy statement (as supplemented prior to the date hereof, the “Proxy Statement”) of FuelCell Energy, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on February 17, 2023, relating to the Company’s 2023 Annual Meeting of Stockholders to be held on May 22, 2023 (the “Annual Meeting”), with the following information.  This supplement should be read in conjunction with the Proxy Statement.  To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement controls.

Appointment of Additional Proxy Solicitor

As previously disclosed in our Proxy Statement under the section entitled “Voting By Proxy,” we retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. In addition, on April 28, 2023, we also engaged Alliance Advisors, LLC (“Alliance Advisors”) to assist in the solicitation of proxies in connection with the Annual Meeting, which was adjourned in order to solicit additional proxies with respect to the proposals set forth in the Proxy Statement. We have agreed to pay Alliance Advisors a fee of $18,000, plus out-of-pocket expenses, for these services. If the proposal to approve the amendment of the Company’s Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock of the Company from 500,000,000 shares to 1,000,000,000 shares (referred to as the Increase Authorized Shares Proposal or Proposal 5) achieves the necessary votes for approval, we will pay Alliance Advisors an additional fee of $15,000. We will bear all proxy solicitation costs.

If stockholders need assistance with casting or changing their votes, they may also contact Alliance Advisors toll-free at 888-490-5067. Stockholders who have already voted and do not wish to change their vote do not need to take any further action.